December 15, 2006

Boundless Corporation
50 Engineers Lane
Farmingdale, New York 11735

We hereby consent to the filing of our Opinion dated December 10, 2006, as an exhibit to the Form 8-K, which is being filed by Boundless Corporation in connection with the Transactions contemplated in the Transaction Agreements, as defined in our Opinion Letter, and to the reference to our firm under "Legal Matters" in the Form 8-K.

Very truly yours,

Zhang Xing
Attorney at Law
Beijing Times-Highland Law Firm